Exhibit 99.1

CHERRY HILL MORTGAGE INVESTMENT CORPORATION
ANNOUNCES THIRD QUARTER 2019 RESULTS

FARMINGDALE, NJ – November 12, 2019 — Cherry Hill Mortgage Investment Corporation (NYSE: CHMI) (“Cherry Hill” or the “Company”) today reported results for the third quarter of 2019.

Third Quarter 2019 and Subsequent Highlights

•	GAAP net loss applicable to common stockholders of $5.4 million, or $0.32 per share

•	Core earnings attributable to common stockholders of $7.0 million, or $0.41 per share

•	Book value of $17.01 per share at September 30, 2019, a 1.3% increase from June 30, 2019, net of the Company’s third quarter dividend

•	Declared regular common dividend of $0.40 per share; annualized common dividend yield at market close was 11.4% at November 11, 2019

•	Aggregate portfolio leverage stood at 5.9x at September 30, 2019

•	Added $100 million of uncommitted MSR financing capacity in the third quarter

•	Amended Ginnie Mae MSR Term Facility subsequent to quarter end to provide an additional $10 million of borrowing capacity to fund advances on the pledged Ginnie Mae MSRs

“We were very active in managing our portfolio to appropriately mitigate risk and protect book value during another volatile quarter,” said Jay Lown, President and Chief Executive Officer of Cherry Hill Mortgage Investment Corporation. “Given the ongoing lower interest rate environment, we remain nimble in our overall approach to preserve our book value while working to grow the Company longer term in our efforts to drive shareholder value.”

Operating Results

Cherry Hill reported GAAP net loss applicable to common stockholders for the third quarter of 2019 of $5.4 million, or $0.32 per basic and diluted weighted average common share outstanding. The reported GAAP net loss was determined based primarily on the following: $6.7 million of net interest income, $14.6 million of net servicing income, a net realized gain of $0.3 million on RMBS, a net realized gain of $12.6 million on derivatives, a net unrealized loss of $2.1 million on derivatives, a net unrealized loss of $37.5 million on Servicing Related Assets, and general and administrative expenses and management fees paid to Cherry Hill’s external manager in the aggregate amount of $3.2 million.

With the evolving composition of the portfolio over the past few years, Cherry Hill updated its core earnings methodology to provide a more accurate reflection of the earnings power of the business. Core earnings attributable to common stockholders for the third quarter of 2019 were $7.0 million, or $0.41 per basic and diluted weighted average common share outstanding. For a reconciliation of GAAP net loss to non-GAAP core earnings, please refer to the reconciliation table accompanying this release.

	Three Months Ended September 30,
	2019	2018
	(unaudited)	(unaudited)
Income
Interest income	$19,383	$15,323
Interest expense	12,635	9,257
Net interest income	6,748	6,066
Servicing fee income	18,687	14,017
Servicing costs	4,102	2,981
Net servicing income	14,585	11,036
Other income (loss)
Realized gain (loss) on RMBS, net	275	(428)
Realized gain (loss) on derivatives, net	12,627	(707)
Realized gain on acquired assets, net	54	-
Unrealized gain (loss) on derivatives, net	(2,133)	8,807
Unrealized gain (loss) on investments in MSRs	(37,514)	6,218
Total Income (Loss)	(5,358)	30,992
Expenses
General and administrative expense	1,194	1,165
Management fee to affiliate	2,042	1,599
Total Expenses	3,236	2,764
Income (Loss) Before Income Taxes	(8,594)	28,228
Provision for (Benefit from) corporate business taxes	(5,643)	729
Net Income (Loss)	(2,951)	27,499
Net (income) loss allocated to noncontrolling interests in Operating Partnership	43	(364)
Dividends on preferred stock	2,459	1,372
Net Income (Loss) Applicable to Common Stockholders	$(5,367)	$25,763
Net Income (Loss) Per Share of Common Stock
Basic	$(0.32)	$1.62
Diluted	$(0.32)	$1.62
Weighted Average Number of Shares of Common Stock Outstanding
Basic	16,883,816	15,864,774
Diluted	16,896,605	15,873,030

Dollar amounts in thousands, except per share amounts. Certain prior period amounts have been reclassified to conform to current period presentation.

Net unrealized gain on the Company’s RMBS portfolio for the third quarter 2019 was approximately $15.8 million.

	Three Months Ended September 30,
	2019	2018
	(unaudited)	(unaudited)
Net Income (Loss)	$(2,951)	$27,499
Other comprehensive income:
Net unrealized gain (loss) on RMBS	15,826	(13,656)
Reclassification of net realized gain (loss) on RMBS included in earnings	(275)	428
Other comprehensive income (loss)	15,551	(13,228)
Comprehensive income	$12,600	$14,271
Comprehensive income attributable to noncontrolling interests in Operating Partnership	203	187
Dividends on preferred stock	2,459	1,372
Comprehensive income attributable to common stockholders	$9,938	$12,712

Dollar amounts in thousands. Certain prior period amounts have been reclassified to conform to current period presentation.

Portfolio Highlights for the Quarter Ended September 30, 2019

The Company realized servicing fee income of $18.7 million, interest income of $19.4 million and other loss of $26.7 million primarily related to unrealized losses on investments in Servicing Related Assets. The unpaid principal balance for the MSR portfolio stood at $27.9 billion as of September 30, 2019 and the carrying value of the MSR portfolio ended the quarter at $255.8 million.  Net interest spread for the RMBS portfolio stood at 0.87% and the debt-to-equity ratio on the aggregate portfolio ended the quarter at 5.9x.

The RMBS portfolio had a book value of $2.4 billion and carrying value of approximately $2.5 billion at quarter-end September 30, 2019.  The portfolio had a weighted average coupon of 3.89% and weighted average maturity of 26 years.

In order to mitigate duration risk and interest rate risk associated with the Company’s RMBS and MSRs, Cherry Hill used interest rate swaps, swaptions, TBAs and Treasury futures.  At quarter end September 30, 2019, the Company held interest rate swaps with a notional amount of $2.4 billion, swaptions with a notional amount of $35.0 million, TBAs with a notional amount of $244.7 million and Treasury futures with a notional amount of $411.0 million.

As of September 30, 2019, Cherry Hill’s GAAP book value was $17.01 per diluted share, an increase of 1.3%, net of the third quarter dividend, from book value per share of $16.80 as of June 30, 2019.

Dividends

On September 4, 2019, the Board of Directors declared a quarterly dividend of $0.40 per share of common stock for the third quarter of 2019. The dividends were paid in cash on October 29, 2019 to common stockholders of record as of the close of business on September 30, 2019. Additionally, on September 13, 2019, the Board of Directors declared a dividend of $0.5125 per share on the Company’s 8.20% Series A Cumulative Redeemable Preferred Stock and $0.515625 per share on the Company’s 8.250% Series B Fixed-to-Floating Rate Cumulative Redeemable Preferred Stock for the third quarter of 2019. The dividends were paid in cash on October 15, 2019 to Series A and B Preferred stockholders of record as of the close of business on September 30, 2019.

Core Earnings

Core earnings is a non-GAAP financial measure and is currently defined by the Company as GAAP net income (loss), excluding realized gain (loss) on RMBS, realized and unrealized gain (loss) on investments in MSRs (net of any estimated MSR amortization), realized and unrealized gain (loss) on derivatives and realized (gain) loss on acquired assets. Core earnings is adjusted to exclude outstanding LTIP-OP Units in our Operating Partnership and dividends paid on preferred stock. Additionally, core earnings excludes any tax (benefit) expense on unrealized gain (loss) on MSRs. Core earnings are provided for purposes of potential comparability to other issuers that invest in residential mortgage-related assets. The Company believes providing investors with core earnings, in addition to related GAAP financial measures, may provide investors some insight into the Company’s ongoing operational performance. However, the concept of core earnings does have significant limitations, including the exclusion of realized and unrealized gains (losses), and given the apparent lack of a consistent methodology among issuers for defining core earnings, it may not be comparable to similarly-titled measures of other issuers, which define core earnings differently from the Company and each other. As a result, core earnings should not be considered a substitute for the Company’s GAAP net income (loss) or as a measure of the Company’s liquidity.

The following table provides a reconciliation of net income (loss) to core earnings for the three months ended September 30, 2019 and 2018:

	Three Months Ended September 30,
	2019		2018
	(unaudited)		(unaudited)
Net Income (Loss)	$(2,951)		$27,499
Realized loss (gain) on RMBS, net	(275)		428
Realized loss (gain) on derivatives, net	(12,627)		707
Realized gain on acquired assets, net	(54)		-
Unrealized loss (gain) on derivatives, net	2,133		(8,807)
Unrealized loss (gain) on investments in MSRs, net of estimated MSR amortization	29,105	(1)	(10,260)
Tax (benefit) expense on unrealized (loss) gain on MSRs	(5,722)		725
Total core earnings:	$9,609		$10,292
Core earnings attributable to noncontrolling interests in Operating Partnership	(153)		(136)
Dividends on preferred stock	2,459		1,372
Core Earnings Attributable to Common Stockholders	$6,997		$8,784
Core Earnings Attributable to Common Stockholders, per Diluted Share	$0.41		$0.55
GAAP Net Income (Loss) Per Share of Common Stock, per Diluted Share	$(0.32)		$1.62

Dollar amounts in thousands, except per share amounts. Certain prior period amounts have been reclassified to conform to current period presentation.

1 Beginning with this reporting period, the Company has refined the MSR amortization method utilized in determining the amount of realized and unrealized gain (loss) on investments in MSRs, used by the Company to calculate core earnings. MSR amortization refers to the portion of the change in fair value of the MSRs that is primarily due to the realization of cashflows or runoff. The new method increases the MSR amortization amount taken into account for the reporting period to better reflect current and expected market conditions and includes an adjustment for any gain or loss on the capital used to purchase the MSR. MSR amortization for periods that ended prior to September 30, 2019 have not been adjusted to reflect the Company’s refined MSR amortization method. If the refined MSR amortization method was applied retroactively to the three-month periods ended March 31, 2019 and June 30, 2019, the Company would have reported core earnings attributable to common stockholders per share of $0.50 and $0.38, respectively.

Additional Information

Additional information regarding Cherry Hill’s financial condition and results of operations can be found in its Quarterly Report on Form 10-Q for the quarter ended September 30, 2019 filed with the Securities and Exchange Commission on November 12, 2019.  In addition, an investor presentation with supplemental information regarding Cherry Hill, its business and its financial condition as of September 30, 2019 and its results of operations for the third quarter of 2019 has been posted to the Investor Relations section of Cherry Hill’s website, www.chmireit.com. Cherry Hill will discuss the investor presentation on the conference call referenced below.

Webcast and Conference Call

The Company’s management will host a conference call today at 5:00 P.M. Eastern Time. A copy of this earnings release and the investor presentation referenced above will be posted to the Investor Relations section of Cherry Hill’s website, www.chmireit.com. All interested parties are welcome to participate on the live call. A simultaneous webcast of the conference call will be available to the public on a listen-only basis at www.chmireit.com. Please allow extra time prior to the call to visit the site and download any necessary software required to listen to the webcast.

The conference call may be accessed by dialing 1-877-407-9716 (from within the U.S.) or 1-201-493-6779 (from outside of the U.S.) ten minutes prior to the scheduled start of the call; please reference “Cherry Hill Third Quarter 2019 Earnings Call.”

A telephonic replay of the conference call will also be available two hours following the completion of the call through 11:59 P.M. Eastern Time on December 12, 2019 by dialing 1-844-512-2921 (from within the U.S.) or 1-412-317-6671 (from outside of the U.S.); please enter replay pin number “13695859.”

About Cherry Hill Mortgage Investment Corporation

Cherry Hill Mortgage Investment Corporation is a real estate finance company that acquires, invests in and manages residential mortgage assets in the United States.  For additional information, visit www.chmireit.com.

Forward-Looking Statements

This press release contains forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws, including, among others, statements relating to the Company’s long-term growth opportunities and strategies, expand its market opportunities and create its own Excess MSRs and its ability to generate sustainable and attractive risk-adjusted returns for stockholders. These forward looking statements are based upon the Company’s present expectations, but these statements are not guaranteed to occur. For a description of factors that may cause the Company's actual results or performance to differ from its forward-looking statements, please review the information under the heading “Risk Factors” included in the Company's Annual Report on Form 10-K for the year ended December 31, 2018, and other documents filed by the Company with the Securities and Exchange Commission.

Contact:
Cherry Hill Mortgage Investment Corporation
Investor Relations
(877) 870-7005
InvestorRelations@chmireit.com